UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 4, 2005

MK RESOURCES COMPANY

(Exact name of registrant as specified in charter)

Delaware	0-23042	82-0487047
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 East South Temple, Suite 1225

Salt Lake City, Utah 84111

(801) 297-6900

(Address of Principal Executive Offices and Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The following information is furnished pursuant to Item 1.01, “Entry into a Material Definitive Agreement” and Item 2.03, “Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.”

On March 4, 2005, MK Resources Company (the “Company”) and Leucadia National Corporation (“Leucadia”) entered into Amendment No. 12 (“Amendment No. 12”) to the credit agreement between the parties (as amended, the “Credit Agreement”). Amendment No. 12 increased available borrowings under the Credit Agreement by $5 million and modified certain other terms of the Credit Agreement as described below. Also on March 4, 2005, the Company’s wholly-owned Dutch subsidiary, MK Gold Exploration B.V. (the “Dutch Subsidiary”), entered into a separate Credit Agreement (the “Dutch Subsidiary Credit Agreement”) with Leucadia. The Dutch Subsidiary may borrow up to $35 million under the Dutch Subsidiary Credit Agreement for the purpose of making a capital contribution to its wholly-owned Spanish subsidiary, Cobre Las Cruces, S.A. (“CLC”), which owns the Las Cruces copper project.

Amendment No. 12 amended the Credit Agreement to, among other things, (1) increase the amount of borrowings available under the Credit Agreement to $80 million, (2) extend the term of the Credit Agreement to January 3, 2007, (3) secure outstanding loans under the Credit Agreement by a pledge of issued and outstanding stock of the Dutch Subsidiary, as described below, and (4) decrease Leucadia’s optional conversion price from $1.75 per share to $1.30 per share. Since the $1.30 conversion price was below the $1.95 trading price for the Company’s common stock on the date the Credit Agreement was amended, it will result in the recognition of a beneficial conversion feature during the first quarter of 2005. The Company is in the process of evaluating the accounting impact of this beneficial conversion feature.

The Dutch Subsidiary Credit Agreement provides for borrowings of up to $35 million. Outstanding loans under the Dutch Subsidiary Credit Agreement bear interest at a rate equal to the Eurodollar rate plus 2.5%, and accrued interest will be capitalized quarterly. The termination date of the Dutch Subsidiary Credit Agreement is January 3, 2007. Commencing in 2006, Leucadia may terminate the facility on December 15 of any year, provided Leucadia notifies the Dutch Subsidiary of the termination prior to September 15 of that year. Substantially all of the $35 million of available borrowings under the Dutch Subsidiary Credit Agreement must be used by the Dutch Subsidiary to make an immediate capital contribution of approximately €26 million to CLC. This capital contribution is required for CLC to remain eligible to receive certain Spanish government subsidies relating to the Las Cruces project. If CLC does not receive a substantial portion of the subsidies, the Dutch Subsidiary must immediately cause CLC to declare and pay a dividend to it in an amount equal to all (or the maximum amount permitted by law) of the funds contributed to CLC by the Dutch Subsidiary, and the Dutch Subsidiary must in turn use the dividend to immediately repay the Dutch Subsidiary’s borrowings under the Dutch Subsidiary Credit Agreement.

As conditions to amending the Credit Agreement and entering into the Dutch Subsidiary Credit Agreement, the Company agreed to (1) guarantee the obligations of the Dutch Subsidiary under the Dutch Subsidiary Credit Agreement and (2) secure the obligations of the Company under the Credit Agreement and its guarantee of the Dutch Subsidiary Credit Agreement by pledging to Leucadia 65% of the issued and outstanding stock of the Dutch Subsidiary. The Company executed a Guaranty (the “Guaranty”), dated March 4, 2005, in favor of Leucadia and an Agreement and Deed of Pledge (the “Agreement and Deed of Pledge”), dated March 7, 2005, as required by the terms of Amendment No. 12 and the Dutch Subsidiary Credit Agreement.

The foregoing descriptions of Amendment No. 12, the Dutch Subsidiary Credit Agreement, the Guaranty and the Agreement and Deed of Pledge are summaries and do not purport to be complete. The full texts of Amendment No. 12, the Dutch Subsidiary Credit Agreement, the Guaranty and the Agreement and Deed of Pledge are filed as exhibits to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

Exhibit 10.1	Amendment No. 12 to Credit Agreement, dated as of March 4, 2005, between MK Resources Company and Leucadia National Corporation.

Exhibit 10.2	Credit Agreement, dated as of March 4, 2005, between MK Gold Exploration B.V. and Leucadia National Corporation.

Exhibit 10.3	Guaranty, dated as of March 4, 2005, between MK Resources Company and Leucadia National Corporation.

Exhibit 10.4	Agreement and Deed of Pledge, dated as of March 7, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MK RESOURCES COMPANY

/s/ John C. Farmer
John C. Farmer
Chief Financial Officer and Secretary

Date: March 8, 2005

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
10.1	Amendment No. 12 to Credit Agreement, dated as of March 4, 2005, between MK Resources Company and Leucadia National Corporation.

10.2	Credit Agreement, dated as of March 4, 2005, between MK Gold Exploration B.V. and Leucadia National Corporation.

10.3	Guaranty, dated as of March 4, 2005, between MK Resources Company and Leucadia National Corporation.

10.4	Agreement and Deed of Pledge, dated as of March 7, 2005.